Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Umpqua Holdings Corporation

Date of Event Requiring Statement
(Month/Day/Year):	April 18, 2014

Footnotes to Form 3
(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), THL Equity Advisors VI, LLC (“Equity Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Sterling Equity Investors L.P. (“THL Sterling”; together with THL Equity VI, Parallel Fund VI, DT Fund VI, the “THL Funds”) and THL Managers VI, LLC (“THL Managers”).

THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the sole member of Equity Advisors, which in turn is the general partner of the THL Funds.  In addition, Thomas H. Lee Partners, L.P. is the managing member of THL Managers.

(2) Pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), dated September 11, 2013, by and between Sterling Financial Corporation (“Sterling”) and Umpqua Holdings Corporation (“Umpqua”), each of the shares of Sterling common stock held by the Reporting Persons was converted into the right to receive 1.671 shares of common stock, no par value per share of the Umpqua (“Common Stock”) and $2.18 in cash, without interest.

(3) Represents shares of the Issuer directly held by the following entities:  11,922,549 shares of Common Stock held by THL Equity VI, 8,073,324 shares of Common Stock held by Parallel Fund VI, 1,410,250 shares of Common Stock held by DT Fund VI, 230,170 shares of Common Stock held by THL Sterling and 11,155 shares of Common Stock held by THL Managers.

(4) Pursuant to the Merger Agreement, the warrants held by the Reporting Persons to purchase shares of Sterling common stock were converted into a Warrant exercisable, in whole or in part, for 2,473,278 shares of Umpqua Common Stock (along with $3,226,675 in cash), subject to adjustment for certain issuances of common stock, stock splits, stock subdivisions, stock reclassifications, stock combinations, other distributions, certain repurchases, business combinations and similar actions.  Assuming the pro-rata allocation of the Warrant among the holders thereof, based on their respective percentage ownership in Umpqua, the following number of shares of Common Stock would be issued to the following entities:  1,362,896 shares of Common Stock to THL Equity VI, 922,871 shares of Common Stock to Parallel Fund VI, 161,206 shares of Common Stock to DT Fund VI and 26,305 shares of Common Stock to THL Sterling.

(5) As such exercise price was adjusted pursuant to the terms of the Warrant and the Merger Agreement and will be adjusted for certain issuances of common stock, stock splits, stock subdivisions, stock reclassifications, stock combinations, other distributions, certain repurchases, business combinations and similar actions.

(6) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its pecuniary interest.